UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                       ----------------------------------

                                    FORM 8-K
                                 CURRENT REPORT
                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934

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                                November 30, 2004
                                 Date of Report
                        (Date of earliest event reported)

                      Shenandoah Telecommunications Company
             (Exact name of registrant as specified in its charter)

            Virginia                       0-9881               54-1162807
(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                           Identification Number)

            500 Shentel Way
             P.O. Box 459
             Edinburg, VA                                          22824
(Address of principal executive office)                          (Zip code)

       Registrant's telephone number, including area code: (540) 984-4141

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1.01 Entry into a Material Definitive Agreement.

Shenandoah Telecommunications Company Incentive Plan

      Effective on April 12, 2004, the board of directors of Shenandoah Telecommunications Company (the "Company") adopted a cash incentive plan. Participants in the plan include all full-time employees of the Company and its subsidiaries.

      For each fiscal year, each participant in the incentive plan will be assigned a "target bonus" expressed as a percentage of the participant's regular salary or, in the case of hourly and sales employees, as a percentage of the employee's total wages, commissions, paid time off and holiday pay for the year, but excluding overtime, incentives and other payments. For fiscal 2004, the target bonus for the chief executive officer of the Company will be 30% of salary, the target bonus for the executive vice president of the Company will be 25% of salary, and the target bonus for other executive officers will be 20% of salary. The maximum cash bonus payable to any participant in any fiscal year will be 2 times the target bonus for all salaried employees and 2.4 times the target bonus for hourly and sales employees.

The bonus amount payable to salaried employees is based 60% on the degree of achievement of company-wide performance goals relating to net income and service measures (which may include customer turnover or "churn," bad debt expense and service complaints) and 40% based upon individual objectives established by management and, in the case of the chief executive officer and chief financial officer, by the Board of Directors. The bonus amount payable to hourly and sales employee participants in the plan is based on the degree of achievement of company-wide performance goals relating to net income and such service measures. The Company expects to pay bonuses in early March, following the close of the applicable fiscal year. Bonus payments will be conditional upon the participant's continued employment by the Company or its subsidiaries through the last day of such fiscal year.

Acquisition of NTC Communications LLC.

      As previously reported under Item 7.01 of a Form 8-K dated December 2, 2004, the information under which Item is incorporated by reference herein, Shenandoah Converged Services, Inc., a newly formed wholly owned subsidiary of the Company, acquired the 83.88% of the outstanding equity interests of NTC Communications LLC that it did not previously own pursuant to an Interest Purchase Agreement dated November 30, 2004 among such subsidiary, NTC Communications LLC and certain holders of NTC interests. Christopher French, President and a director of the Company, Harold Morrison, Jr., a director of the Company, and an investment entity owned by members of the French family; owned approximately 0.35%, 0.18% and 1.66%, respectively, of interests in NTC

Communications LLC and were paid $34,577, $17,324, and $182,951, respectively, for their interests. These holders may receive additional payments of up to $3,786, $1,914, and $9,169, respectively, if there are no purchase price adjustments and the escrowed portion of the purchase price is paid out in full.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

      As previously reported under Item 1.01 of a Form 8-K Report dated December 2, 2004, the information under which Item is incorporated by reference herein, the Company on November 30, 2004 amended the terms of its Master Loan Agreement with CoBank, ACB to provide for a $15 million revolving reducing credit facility. A copy of the Master Loan Agreement and related documents were filed as exhibits to the December 2, 2004 Form 8-K.

      Upon the consummation of the Company's acquisition of NTC Communications LLC, on November 30, 2004, the Company drew down approximately $13.2 million under the credit facility for the purposes of refinancing NTC's existing debt and capital leases. This new direct financial obligation will constitute long-term debt of the Company.

      The repayment of principal amounts outstanding under the credit facility may be accelerated, and all such outstanding principal amounts will become due and fully payable, upon the occurrence of an event of default under the Master Loan Agreement. The Master Loan Agreement contains customary events of default, including failure by the Company to make the loan repayments and other payments when due under the Master Loan Agreement, the failure by the Company to comply with covenants, conditions or agreements specified in the Master Loan Agreement, any event of the default under specified other indebtedness, failure to discharge specified judgments, or specified events of bankruptcy, insolvency, reorganization or similar events affecting the Company.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits   The Company herewith files the following exhibits:

10.22 Interest Purchase Agreement dated November 30, 2004 by and among Shentel Converged Services, Inc., NTC Communications LLC and the Interestholders named therein.

10.23 Form of Incentive Stock Option Agreement under the 1996 Shenandoah Telecommunications Company Stock Incentive Plan (for routine formula grants).

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10.24    Forms of Incentive Stock Option Agreement under the 1996 Shenandoah
         Telecommunications Company Stock Incentive Plan (for newly hired executive employees).

10.25    Description of the Shenandoah Telecommunications Company Incentive
         Plan.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    SHENANDOAH TELECOMMUNICATIONS COMPANY
                                              (Registrant)


                                    /s/  Earle A. MacKenzie
                                    ------------------------------------
                                         Earle A. MacKenzie
                                         Chief Financial Officer

January 20, 2005